EXHIBIT 99.1

S&W Seed Company Enters into Stevia Plant Trials with PureCircle

Press Release Source: S&W Seed Company On Monday May 10, 2010, 9:00 am

FIVE POINTS, Calif.—(BUSINESS WIRE)—S&W Seed Company (NasdaqCM: SANWU) today announced that it has entered into a trialing agreement with PureCircle (LSE: PURE - News), the world’s largest producer of stevia sweeteners, to conduct stevia growing trials. Operating under this agreement, S&W’s agronomists have received proprietary plant materials from PureCircle and have started cultivation of stevia plants. The trials are anticipated to identify the best yielding varieties to begin commercial production of stevia leaf in California in the near future. S&W Seed Company and PureCircle have also agreed to work together on advanced variety selections from PureCircle’s stevia breeding programs around the world.

“We are delighted to be associated with the world leader in stevia leaf processing as we pursue our goal of introducing large scale production of stevia leaf in California,” said Grover Wickersham, Chairman of S&W Seed Company. “We believe our thirty year history of producing agricultural products in California, coupled with our stevia-experienced agronomists, will qualify us to meet PureCircle’s needs for a domestic supply of stevia.”

Dorn Wenninger, PureCircle’s Corporate Vice President of Supply Chain, remarked, “PureCircle is leading the global diversification of Stevia leaf farming. We’re committed to sourcing stevia in areas as close to our customers as possible. Our agronomists are sharing best practices from our operations in Asia, Africa, and South America with S&W Seed Company as we work together to provide large scale volumes of Stevia leaf for American consumers.”

About S&W Seed

S&W Seed Company, founded in 1980, is a leader in warm climate alfalfa seed varieties, including varieties that can thrive on poor, saline (salty) soils. The company’s claims to salt tolerance and high yield product leadership are verified by decades of university-sponsored trials.

In fiscal 2010, we launched a pilot program to produce stevia leaf, the source of an all natural, non-caloric sweetener. S&W is headquartered on its wholly owned 40 acre alfalfa seed cleaning and processing facility in Five Points, California. For more information on the company, please visit our website at www.swseedco.com.

About PureCircle

PureCircle is the global leader in the production of all natural, high purity stevia products. In addition PureCircle is leading the industry with the development of a strong sustainable supply chain. Stevia is now being grown for PureCircle in 15 countries across the Americas, Africa, and Asia, providing a sustainable cash crop for rural farming communities in each region.

PureCircle’s USA headquarters are in Oakbrook, Illinois. For more information about PureCircle, visit www.purecircle.com.

Forward-Looking Statements

This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, economic status and trends in the dairy industry, weather-related phenomenon, our production capacity and utilization of facilities, trends and consumer preferences, particularly with respect to the use of stevia in food and beverages, decisions made by our competitors and loss of key customers or growers. This, plus other uncertainties and factors described in our recent prospectus filed with the Securities and Exchange Commission, could materially affect the Company and our operations. These documents are available electronically without charge at http://www.sec.gov.

Contact:

PR Financial Marketing
Jim Blackman, 713-256-0369
Jim@prfmonline.com